Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Provident New York Bancorp:

Name	State of Incorporation
Hardenburgh Abstract Company, Inc.	New York
High Barney Road LLC	New York
Hudson Valley Investment Advisors, LLC	Delaware
Provident Bank	United States of America
Provest Services Corp.	New York (inactive)
Provest Services Corp. I	New York
Provest Services Corp. II	New York
Provident REIT, Inc.	New York
Provident Municipal Bank	New York
Warsave Development, Inc.	New York
WSB Funding Corp.	Delaware
Provident Risk Management, Inc.	Vermont
HudSave Development, Inc.	New York
741 West Nyack, LLC
Prosave Development, Inc.	New York
Godfrey Road, LLC.	New York